SOUTHWEST AIRLINES REPORTS MAY TRAFFIC

DALLAS, TEXAS – June 7, 2017 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its May and year-to-date preliminary traffic statistics.

The Company flew 11.2 billion revenue passenger miles (RPMs) in May 2017, an increase of 3.4 percent from the 10.9 billion RPMs flown in May 2016. Available seat miles (ASMs) increased 4.0 percent to 13.2 billion in May 2017, compared with May 2016 ASMs of 12.6 billion. The May 2017 load factor was 85.4 percent, compared with 85.8 percent in May 2016. Based on these results and current trends, the Company continues to expect its second quarter 2017 operating revenue per ASM (RASM) to increase in the one to two percent range, as compared with second quarter 2016.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to the Company's financial outlook and projected results of operations. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the impact of economic conditions, fuel prices, actions of competitors, and other factors beyond the Company's control, on the Company's business; (iii) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (iv) the impact of governmental regulations and other governmental actions related to the Company's operations; (v) the Company’s dependence on third parties; (vi) the impact of labor matters on the Company's business; and (vii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
www.southwestairlinesinvestorrelations.com
/more

Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

MAY
	2017	2016	Change
Revenue passengers carried	11,269,941	10,880,898	3.6%
Enplaned passengers	13,706,047	13,248,940	3.5%
Revenue passenger miles (000s)	11,232,347	10,859,110	3.4%
Available seat miles (000s)	13,157,810	12,649,853	4.0%
Load factor	85.4%	85.8%	(0.4) pts.
Average length of haul	997	998	(0.1)%
Trips flown	115,703	111,802	3.5%

YEAR-TO-DATE
	2017	2016	Change
Revenue passengers carried	51,902,833	49,825,259	4.2%
Enplaned passengers	62,745,062	60,483,593	3.7%
Revenue passenger miles (000s)	51,803,372	49,626,054	4.4%
Available seat miles (000s)	63,227,506	60,343,735	4.8%
Load factor	81.9%	82.2%	(0.3) pts.
Average length of haul	998	996	0.2%
Trips flown	552,018	535,558	3.1%

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